Exhibit 99.2

GCI LIBERTY, INC.

FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to [•] Shares of Series C GCI Group Common Stock Issuable Upon Exercise of Transferable Rights*

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering (the “Rights Offering”) by GCI Liberty, Inc. (the “Company”) of transferable rights to subscribe for shares of the Company’s Series C GCI Group common stock, par value $0.01 per share (“Series C GCI Group Common Stock”), by holders of record of the Company’s Series A GCI Group common stock, par value $0.01 per share (“Series A GCI Group Common Stock”), Series B GCI Group common stock, par value $0.01 per share (“Series B GCI Group Common Stock”), and Series C GCI Group Common Stock (collectively, the “Record Date Stockholders”) as of 5:00 p.m., New York City time, on November 24, 2025 (the “Record Date”).

Pursuant to the Rights Offering, the Company is issuing rights (the “Series C GCI Group Rights”) to subscribe for up to [●] shares of its Series C GCI Group Common Stock, on the terms and subject to the conditions described in the Company’s prospectus, dated November 26, 2025 (the “Prospectus”) (plus additional shares of Series C GCI Group Common Stock which may be issued as a result of rounding fractional Series C GCI Group Rights up to the nearest whole right as described in the Prospectus). The Series C GCI Group Rights may be exercised by holders thereof (the “Rights Holders”) at any time during the subscription period, which commences on November 26, 2025. The Rights Offering will expire at 5:00 p.m., New York City time, on December 17, 2025, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Time”). The Series C GCI Group Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol “GLIBR” until the Expiration Time.

As described in the Prospectus, Record Date Stockholders will receive [•] of a Series C GCI Group Right for each share of Series A GCI Group Common Stock, Series B GCI Group Common Stock or Series C GCI Group Common Stock held by such holder as of the Record Date. The total number of Series C GCI Group Rights to be issued to each Record Date Stockholder was rounded up to the nearest whole number and the subscription agent instructed, or instructed DTC to instruct, all brokers, dealers, trustees and depositaries for securities or any other agents who hold shares of GLIBA, GLIBB and/or GLIBK for the account of others to effect such rounding with respect to each beneficial stockholder. Each whole Series C GCI Group Right entitles a Rights Holder to purchase one new share of Series C GCI Group Common Stock, which is referred to as the “Basic Subscription.” The subscription price per share of $[•], which is equal to an approximate 20% discount to the volume weighted average trading price of the Series C GCI Group Common Stock over the ten trading day period beginning on [•], 2025 and ending on (and including) [•], 2025.

If any shares of Series C GCI Group Common Stock available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the “Remaining Shares”), a Rights Holder that has exercised fully its Series C GCI Group Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these oversubscription privileges as the “Oversubscription Privilege.”

The Series C GCI Group Rights are evidenced by a subscription certificate registered in your name or the name of your nominee. Each beneficial owner of shares of the Company’s GCI Group common stock registered in your name or the name of your nominee on the Rights Distribution Record Date is entitled to [•] of a Series C GCI Group Right for every share of Series A GCI Group Common Stock, Series B GCI Group Common Stock and Series C GCI Group Common Stock held as of the Record Date.

We are asking persons who held shares of Series A GCI Group Common Stock, Series B GCI Group Common Stock or Series C GCI Group Common Stock beneficially, and who received the Series C GCI Group Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

* Plus additional shares of Series C GCI Group Common Stock which may be issued as a result of rounding fractional Series C GCI Group Rights up to the nearest whole right as described in the Prospectus.

If you exercise the Oversubscription Privilege on behalf of beneficial owners of Series C GCI Group Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the number of shares of Series A GCI Group Common Stock, Series B GCI Group Common Stock and Series C GCI Group Common Stock held on behalf of each beneficial owner as of the Record Date, the aggregate number of Series C GCI Group Rights that have been exercised pursuant to the Basic Subscription, whether the Series C GCI Group Rights exercised pursuant to the Basic Subscription on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Series C GCI Group Common Stock being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Series C GCI Group Rights on whose behalf you are acting.

Enclosed are copies of the following documents:

1.Prospectus, dated November 26, 2025;
2.A form of letter which may be sent to beneficial holders of the Series C GCI Group Rights; and
3.A Notice of Guaranteed Delivery.

You will have no right to rescind a subscription after receipt of the payment of the Subscription Price, except as described in the Prospectus. Series C GCI Group Rights not exercised at or prior to the Expiration Time will expire.

Additional copies of the enclosed materials may be obtained from the Information Agent, D.F. King & Co., Inc., toll-free at the following telephone number: (888) 280-6942.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE FINANCIAL ADVISOR, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SERIES C GCI GROUP RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.